EXHIBIT 99.1

N E W S R E L E A S E

Contact:	Peter D. Brown
Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. REPORTS THIRD QUARTER RESULTS AND

PROVIDES OUTLOOK FOR THE FISCAL FOURTH QUARTER

•	Third Quarter Net Income is $0.42 Per Share
•	Third Quarter Income from Continuing Operations of $0.41 Per Share, Including $0.02 Per Share in Hurricane and Other Charges, Net
•	Cash Position, Net of Debt, Improves by $160 million from Last Year
•	Company Increases Quarterly Dividend by 20 Percent
•	Fourth Quarter EPS from Continuing Operations Estimated at $0.53-$0.61

NEW YORK, NY, November 17, 2005 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its third quarter ended October 29, 2005.

Third Quarter Results

Net income for the quarter was $0.42 per share, or $66 million, compared with $0.47 per share, or $74 million in the third quarter of last year. Income from continuing operations for the 2005 third quarter was $0.41 per share, or $65 million compared to $0.47 per share, or $74 million last year. Results from discontinued operations reflected revisions in estimates to discontinued reserves and a favorable income tax settlement totaling $0.01 per share, or $1 million, in the third quarter of 2005. Also included in this year’s results were charges, net of credits, totaling $0.02 per share related to hurricanes, potential insolvency of one of the Company’s insurance administrators and the settlement of litigation proceedings.

For the third quarter period, sales increased 3.1 percent to $1,408 million this year compared with sales of $1,366 million in the year-ago period. Third quarter comparable-store sales increased 2.7 percent.

“Our business in North America was very solid during the third quarter, with strongest sales and profit increases posted by our Footaction, Champs Sports and Foot Locker Canada divisions,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Third quarter results were negatively impacted, however, by our increased promotional activity in Europe that resulted in a reduction in our inventory growth and allowed us to compete better in certain local markets.”

Year-to-Date Results

Year-to-date net income was $1.07 per share, or $168 million, compared with $1.31 per share, or $204 million last year. Income from continuing operations in the year-to-date period was $1.06 per share, or $167 million, versus $1.07 per share, or $166 million last year. Results from discontinued operations reflected the $0.01 per share, or $1 million income, outlined above in the third quarter of 2005 versus an income tax benefit of $0.24 per share, or $38 million, included in last year’s results.

Year-to-date sales increased 7.0 percent to $4,089 million compared with sales of $3,820 million last year. Comparable-store sales increased 2.2 percent.

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Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Mr. Serra continued, “We expect that our fourth quarter comparable-store sales will continue to increase in the low-to-mid single digit range. Additionally, we do not expect to be as promotional in our European stores as we were during the third quarter, given that our inventories are now at more appropriate levels. Based upon this, we currently expect our income from continuing operations per share in the fourth quarter to be in the range of $0.53 to $0.61, versus the $0.57 that we reported in the comparable prior year period. Last year’s fourth quarter results included an income tax rate of 31.5 percent which provided a $0.05 per share favorable comparison to this year’s 37 percent estimated rate.”

Operating Highlights

The Company opened 18 new stores, remodeled/relocated 57 stores and closed 58 stores during the third quarter. At October 29, 2005, the Company operated 3,886 stores in 20 countries in North America, Europe and Australia. The Company also entered its 16th European country during the third quarter with a new store in Greece.

Financial Position/Dividend Increase

The Company’s financial position continues to strengthen, with its cash and short-term investment position at the end of the third quarter of $390 million and its cash and short-term investment position, net of debt, $160 million greater than at the same time last year. During the third quarter, the Company repurchased 790,200 shares of its common stock for $17 million. To date, the Company has spent $20 million of a $50 million board-authorized share repurchase program that expires in February 2006. The Company expects its Board of Directors to consider the authorization of a new share repurchase program early in 2006.

As previously announced, on November 16, 2005, the Company’s Board of Directors increased Foot Locker, Inc.’s quarterly common stock dividend 20 percent from its previous amount to $0.09 per share, which is equivalent to an annualized rate of $0.36 per share. The increased dividend will be payable January 27, 2006 to shareholders of record on January 13, 2006.

The Company is hosting a live conference call at 10:00 am (EST) on Friday, November 18, 2005 to discuss these results and provide guidance with regard to its earnings outlook for the balance of 2005. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. The conference call will be available for webcast replay until 5:00 pm on Monday, November 28, 2005.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas and the ability of the Company to execute its business plans effectively with regard to each of its business units. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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FOOT LOCKER, INC.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended October 29, 2005 and October 30, 2004

(In millions, except per share amounts)

	Third Quarter 2005	Third Quarter 2004
Sales	$1,408	$1,366

Cost of sales (1)	978	940
Selling, general and administrative expenses	280	270
Depreciation and amortization (1)	46	39
Interest expense, net	2	4
	1,306	1,253
Income from continuing operations before income taxes	102	113
Income tax expense	37	39
Income from continuing operations	65	74

Income from disposal of discontinued operations, net of tax	1	---
Net income	$66	$74

Diluted EPS:
Income from continuing operations	$0.41	$0.47
Income from disposal of discontinued operations, net of tax	0.01	---
Net income	$0.42	$0.47

Weighted-average diluted shares outstanding	157.4	157.4

	Year-To-Date 2005	Year-To-Date 2004
Sales	$4,089	$3,820

Cost of sales (1)	2,864	2,664
Selling, general and administrative expenses	828	786
Depreciation and amortization (1)	128	112
Restructuring charge	---	2
Interest expense, net	8	12
Other income	(3)	---
	3,825	3,576
Income from continuing operations before income taxes	264	244
Income tax expense	97	78
Income from continuing operations	167	166

Income from disposal of discontinued operations, net of tax	1	38
Net income	$168	$204

Diluted EPS:
Income from continuing operations	$1.06	$1.07
Income from disposal of discontinued operations, net of tax	0.01	0.24
Net income	$1.07	$1.31

Weighted-average diluted shares outstanding	157.9	156.9

(1)	Certain amounts in the prior year have been reclassified to conform to the presentation in the current fiscal year related to the accounting for construction allowances received from landlords.

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FOOT LOCKER, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	October 29, 2005	October 30, 2004
Assets

CURRENT ASSETS
Cash, cash equivalents and short-term investments	$390	$249
Merchandise inventories	1,400	1,291
Other current assets	191	155
	1,981	1,695

Property and equipment, net (1)	686	724
Deferred tax assets	209	204
Other assets	479	507
	$3,355	$3,130

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payable	$451	$420
Accrued liabilities and other liabilities	312	253
Current portion of long-term debt and obligations under capital leases	18	18
	781	691

Long-term debt and obligations under capital leases	327	346
Other liabilities (1)	307	348
SHAREHOLDERS’ EQUITY	1,940	1,745
	$3,355	$3,130

(1)	Certain amounts in the prior year have been reclassified to conform to the presentation in the current fiscal year related to the accounting for construction allowances received from landlords.

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FOOT LOCKER, INC.

Store and Estimated Square Footage – Continuing Operations

(unaudited)

(Square footage in thousands)

	October 29, 2005	October 30, 2004	January 29, 2005
Foot Locker U.S.
Number of stores	1,376	1,429	1,428
Gross square footage	5,548	5,821	5,809
Selling square footage	3,255	3,393	3,390

Footaction
Number of stores	355	349	349
Gross square footage	1,679	1,689	1,683
Selling square footage	1,042	1,052	1,049

Lady Foot Locker
Number of stores	549	567	567
Gross square footage	1,226	1,265	1,265
Selling square footage	686	705	705

Kids Foot Locker
Number of stores	327	346	346
Gross square footage	788	837	837
Selling square footage	471	497	497

Champs Sports
Number of stores	557	574	570
Gross square footage	3,040	3,192	3,173
Selling square footage	2,093	2,192	2,178

Foot Locker International
Number of stores	722	690	707
Gross square footage	2,068	1,975	2,013
Selling square footage	1,097	1,055	1,069

Total Athletic Group
Number of stores	3,886	3,955	3,967
Gross square footage	14,349	14,779	14,780
Selling square footage	8,644	8,894	8,888

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